Exhibit 10.2

GOLD ROYALTY CORP.

1830 - 1030 West Georgia Street

Vancouver, B.C. V6E 2Y3

VIA EMAIL

November 1st, 2020

Josephine Man

Dear Josephine:

Re: Gold Royalty Corp. (the “Company”) – Appointment of Josephine Man as Chief Financial Officer

This letter serves as confirmation of the terms of your appointment as Chief Financial Officer of the Company.

1.	APPOINTMENT AND DUTIES

1.1.	Position

The Company will appoint you, and you agree and consent to act as, the Chief Financial Officer of the Company, commencing on November 1, 2020, upon and subject to the terms and conditions of this Agreement.

1.2.	Duties and Functions

You will be responsible to, and report to, the Chief Executive Officer of the Company (the “CEO”). Your duties shall include those duties set forth in Schedule “A” hereto, and such other responsibilities and duties reasonably commensurate therewith as the CEO or the board of directors of the Company (the “Board”) may require and assign to you from time to time in writing (the “Services”). In your capacity as an officer of the Company, you agree to act in a competent, trustworthy and loyal manner that promotes the interests of the Company.

You agree to carry out the Services using reasonable commercial efforts and in a manner that will promote the business of the Company. This is a part time position and you agree to devote at least [●] hours per week to the business of the Company. It is acknowledged and agreed that the you are currently, and may in the future act as, a director or officer in other businesses, ventures, entities, institutions and organizations during the term of this Agreement and may devote time, care and attention thereto so long as you doing so do not materially adversely affect your ability to devote sufficient time and energy to properly discharge your duties hereunder or otherwise result in a breach of this Agreement by you, and further provided that such business, venture, entity, institution or organization is not in the gold or other precious metal royalty, streaming or similar business.

1.3.	Good Faith

You agree to faithfully serve the Company, and to not disclose the private affairs of the Company, or any of its affiliates, to any person other than as required in the business of the Company, and you shall not for your own purposes, or for any purposes other than those of the Company, disclose any non-public information with respect to the business and operations of the Company.

1.4.	Avoidance of Conflicts of Interest

You shall not enter into any agreement, arrangement or understanding with any other person or entity that would in any way conflict or interfere with this Agreement or your duties and obligations hereunder or that would otherwise prevent you from performing the Services hereunder.

1.5.	Term of Agreement

The term of this Agreement shall be in effect for so long as you are an officer of, or are otherwise engaged or employed by, the Company, subject to termination as provided for in this Agreement.

2.	COMPENSATION

2.1.	Base Salary

You shall receive an annual base salary (the “Base Salary”) of $60,000. Such Base Salary will be due and payable by the Company to you in accordance with the Company’s normal payroll practices, and shall be subject to deductions in respect of statutory remittances, including, without limitation, deductions for income tax, pension plan premiums and employment insurance premiums, in a manner consistent with the general payroll practice of the Company, or at such other time and in such other manner as you and the Company may agree in writing, from time to time.

2.2.	Adjustment of Base Salary

As soon as reasonably practicable after the completion of an initial public offering, spin-off from GoldMining Inc. or other going-public transaction of the Company (collectively, an “IPO”), the Board and/or its compensation committee, as applicable, and you will negotiate in good faith towards finalizing and entering into an executive employment agreement on such terms, including as to adjustment of base salary, that is commensurate with your position, responsibilities and on terms customary for a similarly situated company in the royalty industry.

2.3.	Options

You shall be granted, in consideration for, and as an inducement to, agreeing to enter into this Agreement and provide the Services hereunder, Gold Royalty options (the “ GRC Options”) to purchase an aggregate of 180,000 common shares of the Company at an exercise price equal to US$5.00 per share or such lower price, if any, at which the Company sells common shares in any financing for cash proceeds that results in completion of equity financings in the aggregate amount of at least US$10,000,000 (the “Round 2 Financing”). For greater clarity: (a) the exercise price of the GRC Options will not be less than the fair market value of the common shares of the Company at the time of such grant; (b) 25% of the GRC Options will vest on the date of grant and 25% will vest on each of the dates that are 6, 12 and 18 months thereafter; (c) the GRC Options will be granted as soon as reasonably practicable after completion of the Round 2 Financing; and (d) the GRC Options will be exercisable for a period of five years from the grant date thereof. The GRC Options will be granted pursuant to a customary long-term incentive plan to be adopted by the Company prior to its IPO. Notwithstanding the foregoing, the terms of the GRC Options may be amended if required to comply with the requirements of any applicable stock exchange in connection with an IPO.

Additionally, you shall be granted, in consideration for, and as an inducement to, agreeing to enter into this Agreement and provide the Services hereunder, options (the “GOLD Options”) to purchase an aggregate of 25,000 common shares of GoldMining Inc. at an exercise price per share equal to the closing price on the day prior to signing this Agreement. For greater clarity: (a) the exercise price of the GOLD Options will not be less than the fair market value of the common shares of GoldMining Inc. at the time of such grant; (b) 25% of the GOLD Options will vest on the date of grant and 25% will vest on each of the dates that are 6, 12 and 18 months thereafter; (c) the GOLD Options will be granted pursuant to, and shall at all times be subject to, the terms of the GoldMining Inc.’s second amended and restated stock option plan dated April 5, 2019, as the same may be amended, supplemented or replaced from time to time (the “GOLD Plan”); and (d) the GOLD Options will be exercisable for a period of five years from the grant date thereof.

2.4.	Additional Compensation

You shall otherwise be eligible to participate, from time to time, in the Company’s short and long-term compensation and incentive plans and other benefit plans, as may be adopted and implemented from time to time on a basis commensurate with your position and responsibilities as may be determined by the Board and/or its compensation committee.

2.5.	Benefits

Subject to the terms of the various plans in effect with the Company from time to time, and subject to your taking the necessary steps to ensure that you (and, where applicable, your eligible dependents) are properly registered under the plans, and subject to payment of costs payable by you where applicable, you shall participate in all employee benefit programs made available to other senior executives of the Company and its subsidiaries and commensurate to your position as may be determined by the Board and/or its compensation committee.

2.6.	Expenses

The Company agrees to pay or promptly reimburse you for the reasonable travel and business related expenses actually and properly incurred by you in connection with your provision of the Services under this Agreement in accordance with the Company’s policies, as may be in place from time to time.

3.	TERMINATION

3.1.	Termination by Notice

You may terminate this Agreement upon giving the Company at least 30 days’ prior written notice of the termination date. On receiving such notice, the Company may elect to pay you salary in lieu of working the notice period, in which case the termination will be effective immediately.

Subject to Section 3.2, the Company may terminate this Agreement, at any time, subject to applicable notice periods under the laws of the province of British Columbia, including the common law applicable therein. For the sake of clarity, the treatment of any GRC and GOLD Options or other awards on termination of this Agreement shall be governed by the plans and/or agreement underlying such Options or other awards.

3.2.	Termination for Cause

Notwithstanding Section 3.1, the Company may terminate this Agreement and your positions with the Company for “cause” as that term is interpreted at common law, at any time, without notice or payment in lieu thereof.

3.3.	Resignation from Board of Directors

You agree that, if you are a director of the Company or any of its subsidiaries at the time this Agreement is terminated or at the time of your resignation or termination as Chief Financial Officer of the Company, you will, if requested by the Company, immediately resign as a director or officer of the Company of any of its subsidiaries, as applicable.

4.	CONFIDENTIALITY

4.1.	Confidentiality

You acknowledge and agree that: (i) during the course of your engagement hereunder, you will have an opportunity to learn or otherwise become aware of Confidential Information (as defined herein); (ii) the Confidential Information is a valuable asset which is the property of the Company exclusively, the unauthorized use or disclosure of which would cause serious harm to the economic interests of the Company; (iii) it is in the interests of the Company that the Confidential Information remain the exclusive confidential property of the Company and that it not be used or disclosed except in accordance with the knowledge and consent of the Company; and (iv) other than in the course of performing duties in accordance with your engagement hereunder or your appointment as a director or officer of the Company or as otherwise approved by the Company in writing, you shall hold in confidence all Confidential Information, not directly or indirectly use any Confidential Information and not directly or indirectly disclose any Confidential Information.

4.2.	Definition of Confidential Information

In this Agreement, “Confidential Information” means information known or used by the Company in connection with its business and affairs that is not known to the general public and includes, but is not limited to, research, strategic plans or objectives, potential acquisitions or other transactions, unpublished financial information, unpublished exploration data and other information relating to the Company’s royalty or other mineral interests and all intellectual property, but does not include any information that: (i) is or becomes a matter of public knowledge through no breach of this Agreement by you; (ii) any information of which the you have specific knowledge prior to this engagement; or (iii) any information of which you obtain specific knowledge from a third party after the termination of this Agreement and the cessation of your office as a director or officer of the Company, unless the third party obtained such information directly or indirectly from a person in violation of a duty of confidence owed to the Company.

4.3.	Ownership of Documents and Records

All documents, software, records, work papers, notes, memoranda and similar records of or containers of Confidential Information made or compiled by you at any time or made available to you at any time during the term of this Agreement or your tenure as a director or officer of the Company (whether before the effective date of this Agreement or thereafter) including all copies thereof, shall be the property of the Company and belong solely to it, and shall be held by you solely for the benefit of the Company and you shall deliver same to the Company upon the termination of this Agreement or the termination of your tenure as a director and officer of the Company or at any other time upon request by the Company.

5.	NON-SOLICITATION AND NON-COMPETITION

5.1.	Non-Solicitation

You acknowledge and agree that, during the term of this Agreement or the term that you serve as a director or officer of the Company and for a period of one year after the later thereof, you will not solicit, directly or indirectly, employees or consultants of the Company for the purpose of having them terminate their employment or engagement with the Company, provided, however, that any general solicitation of employment that does not target the Company’s employees shall not be deemed to be a violation of this Section 5.1.

5.2.	Corporate Opportunities

You further agree and acknowledge that you will not, during the term of this Agreement or the term that you serve as a director or officer of the Company and for a period of one year after the later thereof, appropriate for yourself or for any organization or person by which you are employed or retained, any Company property or business opportunity that had arisen through the use of Company property, information or by virtue of your position with the Company or provision of Services to the Company.

6.	GENERAL

6.1.	Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the parties hereto with respect thereto. There are no representations, warranties, forms, conditions, undertakings or collateral agreements, express, implied or statutory between the parties other than as expressly set forth in this Agreement.

6.2.	Waivers

No waiver of any breach of any term or provision of this Agreement shall be effective or binding unless made in writing and signed by the party purporting to give the same and, unless otherwise provided in the written waiver, shall be limited to the specific breach waived.

6.3.	Survival of Terms

Your representations, warranties, covenants, agreements, obligations and liabilities under any and all of Sections 1.3, 1.4, 4 and 5 of this Agreement shall survive any expiration or termination of this Agreement.

Any expiration or termination of this Agreement shall be without prejudice to any rights and obligations of the parties hereto arising or existing up to the effective date of such expiration or termination, or any remedies of the parties with respect thereto.

6.4.	Severability

If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such invalidity or unenforceability shall attach only to such provision or part thereof and the remaining part of such provision and all other provisions hereof shall continue in full force and effect.

6.5.	Further Assurances

Each party must, from time to time, execute and deliver all such further documents and instruments and do all acts and things as the other party may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

6.6.	Laws and Courts

This Agreement shall be governed and interpreted in accordance with the laws of the province of British Columbia and the federal laws applicable therein. All disputes arising under this Agreement will be referred to the courts of British Columbia which will have jurisdiction, but not exclusive jurisdiction, and each party hereto irrevocably submits to the non-exclusive jurisdiction of such courts.

6.7.	Counterpart Execution

This Agreement may be executed in any number of counterparts, each of which when delivered, either in original or facsimile form, shall be deemed to be an original and all of which together shall constitute one and the same document.

Please acknowledge your agreement to this arrangement by signing below as provided.

Yours truly,

GOLD ROYALTY CORP.

By:	/s/ David Garofalo
Authorized Signatory

AGREED TO this 18th day of November, 2020.

/s/ Josephine Man
JOSEPHINE MAN

Schedule “A”

SERVICES

As Chief Financial Officer of the Company, your duties shall include the following:

(a)	supervision and management of all accounting and financial reporting functions, all treasury, receivable and payable functions, all banking arrangements and all other internal financial functions and controls of the Company;
(b)	supervision and management of all employees in the financial and accounting departments of the Company;
(c)	preparation of all budgets and business plans, and reporting on the same;
(d)	participation in the development of policies and programs, and reporting on the same; and
(e)	performance of such other functions and duties normally performed by a chief financial officer and/or corporate secretary of publicly held companies comparable to the Company, and such other duties and functions consistent with the chief financial officer’s position which the chief executive officer of the Company shall, from time to time, reasonably direct.